Exhibit 4.29

Shanghai eHi Car Rental Co., Ltd.	Equity Pledge Agreement

Agreement No.

Equity Pledge Agreement

between

Shanghai eHi Car Rental Co., Ltd.

(as the Pledgee)

and

Cheng Rong

(as the Pledgor)

January 2016

1

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is made on January 8, 2016 in Shanghai by and between:

Pledgee: Shanghai eHi Car Rental Co., Ltd.

Legal Representative: Zhang Ruiping

Address: 12/F, No. 5, Lane 388, Daduhe Road, Putuo District, Shanghai

Zip Code: 200062

Telephone: 021-64687000

Pledgor: Cheng Rong

ID card number: 320123197106250021

Address:

Zip Code:

Telephone:

Each of the foregoing parties is hereinafter referred to individually as a “Party” and collectively the “Parties”.

Adhering to the principles of equality, mutual benefit and good faith, and in accordance with the provisions of the Property Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and other relevant laws, the Parties hereby enter into this Agreement through friendly negotiation for their mutual compliance.

1.                                      Definition

Unless otherwise interpreted or defined in this Agreement, the Parties acknowledge that the capitalized terms herein (including the preamble, body and appendix) shall have the meanings ascribed to them in the Master Contract, except that the following terms shall have the meanings as below:

1.1                               Business Day: means a day other than a statutory holiday or weekend in the PRC.

1.2                               Target Company: means Shanghai Chenghuan Car Rental Co., Ltd.

1.3                               Encumbrance: means (1) mortgage, pledge, lien, pre-emptive right or other security interest; (2) purchase agreement; (3) debt subordination (whereby any debt is to be satisfied subsequent to others) agreement or arrangement; or (4) an agreement to create or enforce any of the foregoing rights.

1.4                               Creditor/Pledgee: means Shanghai eHi Car Rental Co., Ltd., the creditor under the Master Contract.

1.5                               Debtor: means Shanghai Chenghuan Car Rental Co., Ltd., the debtor under the Master Contract.

1.6                               Governmental Authority: means (1) People’s Government, People’s Congress, People’s Court, People’s Procuratorate at all levels in the PRC; (2) arbitration organizations and their branches in the PRC; (3) government authorized agencies, public institutions, and public organizations exercising administration, legislation, judicial, management, regulatory, requisition or taxation right under the leadership or in the name of any of the foregoing organization.

1.7                               Pledged Equity: means the equity interest held by the Pledgor, representing 50% of the registered capital of the Target Company (RMB20 million), including shares given, converted and issued during the term of the pledge.

1.8                               PRC: means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwai region).

1.9                               Master Contract: means the Loan Contract of No. [      ] dated January 8, 2016 entered into between the Pledgee/Creditor and Shanghai Chenghuan Car Rental Co., Ltd.

1.10                        Master Claim: means the right of claim enjoyed by the Creditor against the Debtor under the Master Contract.

1.11                        Master Debt: means the debt owed by the Debtor to the Creditor under the Master Contract.

2.                                      Pledge

The Pledgor agrees to pledge the Pledged Equity held by it as security for the Master Debt and other relevant obligations and liabilities of the Debtor under the Master Contract and the Pledgee agrees to accept such security.

3.                                      Scope of the Pledge

3.1                               The pledge hereunder covers the Master Claim of RMB50 million, and liquidated damages and indemnities payable as a result of default of the Debtor, fees payable by the Debtor to the Creditor and fees incurred by the Creditor from realization of the claim and the security under the Master Contract.

3.2                               Fees incurred by the Creditor from realization of the claim and the security mean all fees incurred from exercising rights and interests under the Master Contract, this Agreement and other security contract, including but not limited to court costs (or arbitration fees), attorney’s fees, appraisal fees, auction fees and travel expenses.

4.                                      Term for the Debtor to Discharge the Debt

The term for the Debtor to discharge the debt shall be the term provided for under the Master Contract during which the debt shall be discharged.

5.                                      Registration and Other Formalities of Pledge

The Pledgor shall, within ten (10) Business days of the date of this Agreement, assist the Pledgee in completing the registration and other relevant formalities of the Pledged Equity with relevant industrial and commercial administrative department to ensure that the Pledgee is registered as the sole pledgee of the Pledged Equity.  The pledge of the Pledged Equity shall also be recorded in the shareholders’ register of the Target Company and the capital contribution certificate of the Pledged Equity and the Pledgor shall deliver the capital contribution certificate of the Pledged Equity to the Pledgee for its custody.  In addition to the registration of pledge, if other relevant approval, filing or notarization formalities are required for the pledge of the Pledged Equity by the Pledgor, the Pledgor shall complete relevant formalities and obtain approval and filing documents issued by relevant Governmental Authority within three (3) Business Days of the date of this Agreement and submit such approval and filing documents to the Pledgee.  All fees incurred from the registration and other relevant formalities of the pledge shall be borne by the Pledgor.

6.                                      Representations and Warranties of the Pledgor

In favor of the Pledgee, the Pledgor makes the following representations and warranties to the Pledgee, each of which shall be true, accurate and sufficient:

(1)                                 the Pledgor undertakes that it has the capacity to enter into this Agreement.  Unless otherwise provided for in this Agreement, the Pledgor has obtained authorization or approval necessary for the execution and performance of this Agreement, including but not limited to written documents of other shareholders of the Target Company consenting to the pledge of the Pledged Equity;

(2)                                 the Pledgor undertakes that all certificates, documents, materials and information provided to the Pledgee for the execution and performance of this Agreement are true, accurate and sufficient without concealment or cheat;

(3)                                 the Pledgor’s execution, delivery and performance of this Agreement do not violate provisions of any law applicable to the Pledgor or any valid agreement by which it or its property is bound;

(4)                                 the Pledgor has lawful and good title to and the right to dispose of the Pledged Equity, as well as other right and interests therein and no mortgage, pledge or other encumbrance is created on the Pledged Equity;

(5)                                 each of the Pledgor and other shareholders of the Target Company shall have made full capital contribution under the Pledged Equity without any circumstance that may affect the value of the Pledged Equity such as withdrawal or false contribution of capital;

(6)                                 the Pledged Equity is not subject to property preservation or enforcement measures such as seizure, freezing or attachment, nor is it the subject of any lawsuit, arbitration or administrative proceedings , and none of any of the foregoing circumstances will occur after the execution of this Agreement;

(7)                                 during the term of the pledge, the Pledgor shall actively enforce a rights issue and shall not give up shares given, converted or issued.  The Pledgor undertakes that it shall pay consideration for the rights issue and cooperate with the Pledgee in completing the pledge formalities of new shares;

(8)                                 notwithstanding the pledge hereunder, the Pledgor and the target company shall remain liable for complying with and performing all obligations under the articles of association and/or relevant laws and approvals of Governmental Authorities with respect to the Pledged Equity.

7.                                      Restrictions

7.1                               During the term of the pledge, the Pledgor shall not dispose of the Pledged Equity by whatever means (including but not limited to sale, transfer, transfer by gift, or pledge), in whole or in part, without the written consent of the Pledgee, unless the Pledgor provides other collateral or security as consented to in writing by the Pledgee or the Master Claim is otherwise repaid.

7.2                               During the term of the pledge, the Pledgor and directors or supervisors appointed by it shall obtain written consent from the Pledgee before exercising any voting right.

8.                                      Realization of the Pledge

8.1                               The Pledgee shall have the right to enforce the pledge immediately upon the occurrence of any of the followings:

(1)                                 the Debtor is in breach of the Master Contract or the Pledgor is in breach of any provisions of this Agreement;

(2)                                 an application for bankruptcy, restructuring or settlement is made by or against the Pledgor or the Debtor, or bankruptcy, restructuring or settlement is declared for the Pledgor or the Debtor, or the Pledgor or the Debtor is dissolved, deregistered, revoked, close, wound up, merged, divided, changed in term of its corporate form or there occurs other similar circumstance;

(3)                                 other events of the Pledgor or the Debtor that endangers or damages the rights or interests of the Pledgee.

8.2                               In the event of any of the circumstances described in Article 8.1 hereof, the Pledgee shall have the right to apply to a competent People’s Court for an auction or sale of the Pledge Equity, the proceeds from which shall be used for prior satisfaction of its claims.

8.3                               Unless otherwise required by the Pledgee, proceeds (including dividends and distributions) received by the Pledgee from realization of the pledge shall be used in the following order of priority (on a pro rata basis for the same priority):

(1)                                 fees incurred by the Creditor in realization of its claims and security interest and fees payable by the Debtor to the Creditor;

(2)                                 liquidated damages and indemnities arising from the Debtor’s breach of the Master Contract;

(3)                                 the principal amount of the Master Claim.

9.                                      Termination of Pledge

9.1                               The pledge hereunder shall terminate upon the occurrence of any of the followings: (1) the Debtor has discharged all of the debts in accordance with the provisions of the Master Contract; (2) the Pledgee has realized the pledge in accordance with the provisions of this Agreement.

9.2                               Upon termination of the pledge, the Pledgee shall, within three (3) Business Days, assist the Pledgor in completing the release of the pledge and other formalities (if necessary) and all expenses incurred from such release and other relevant formalities shall be borne by the Pledgor.

10.                               Transfer

The Pledgee may transfer the Master Claim and the rights and interests hereunder without the consent of the Pledgor.  The Pledgor shall assist the Pledgee or transferee in completing all approval, registration and relevant formalities required for such transfer.

11.                               Confidentiality

Trade secrets and other non-public information of the other received by either party during the transaction shall not be disclosed to third parties, except as may be required by law or relevant Governmental Authority.

12.                               Liability for Breach of Contract

The Pledgor shall indemnify the Pledgee against all losses incurred from its breach of obligations hereunder (including but not limited to the obligation of the Pledgor to complete registration formalities of the pledge under Article 5 hereof) or its breach of any representations and warranties hereunder.

13.                               Force Majeure

13.1                        A force majeure event herein means an event that occurs after this Agreement is executed and takes effect other than as a result of the fault or willfulness of either of the Parties and that is unforeseeable, unavoidable and unconquerable by the Parties, by which either Party’s performance of its obligations hereunder is hindered, affected or delayed in whole or in part.  Such event shall include but not limited to earthquake, typhoon, flood, fire, epidemic, war, coup, terrorism, riot, strike, promulgation of new laws or policies of the State or amendment to existing laws or policies of the State.

13.2                        In case of a force majeure event, the hindered party shall use its beast endeavors to mitigate the damages incurred therefrom and immediately notify the other Party of such event and furnish within fifteen (15) days thereafter certification with respect to the details of such event and reasons for non-performance, partial non-performance or delayed performance issued by relevant government department or notary organization of the place where the event occurs.  The Parties shall decide whether the performance of this Agreement shall be postponed or this Agreement shall terminate through mutual consultation and enter into an agreement in writing with respect thereto.

13.3                        Should either Party be prevented from or delayed in performing its obligations under this Agreement due to the occurrence of any force majeure event, then such Party shall be released from its liability for failure or delay in the performance of its obligations hereunder, provided that such Party shall not be release from its liability for failure or delay in the performance of its obligations hereunder if the force majeure event occurs after such delay.

14.                               Governing Law

The execution, formation, validity, interpretation and performance of this Agreement shall be governed by the laws of the PRC.

15.                               Dispute Resolution

All disputes arising from or in connection with this Agreement shall be resolved through friendly negotiation, unless otherwise provided in Article 8.2 hereof; if no settlement could be reached, such dispute shall be resolved in accordance with the provisions specified in the Master Contract.

16.                               Effectiveness of this Agreement

This Agreement shall take effect as of the date it is signed (affixed seal) and affixed the company chop by the person-in-charge/legal representative or authorized representative of each of the Parties.

17.                               Miscellaneous

17.1                        If there is any conflict between any document with respect to the subject matter hereof formed before the execution of this Agreement and this Agreement, this Agreement shall prevail.

17.2                        If any provision of this Agreement is declared invalid, the validity of any other provisions of this Agreement shall not be affected thereby.

17.3                        All headings used in this Agreement are for convenience and reference purposes only and shall not be interpreted as an integral part of this Agreement or restrict the provisions under such headings.

17.4                        Unless otherwise provided in this Agreement, the Parties shall each bear its own fees incurred from the execution and performance of this Agreement.

17.5                        The Parties may enter into a supplementary agreement with respect to things not covered by this Agreement.  The appendix and supplementary agreement shall be an integral part of this Agreement and have the same and equal legal effect as this Agreement

17.6                        This Agreement shall be made in four counterparts, each of which shall have equal validity and legal effect.  The Pledgee shall hold two, the Pledgor shall hold one and the remaining shall be used to complete relevant formalities.

[Remainder of Page Left Intentionally Blank]

Signature Page

of Equity Pledge Agreement

Pledgee: Shanghai eHi Car Rental Co., Ltd. (Company Chop)

Legal Representative or Authorized Representative (Signature):	/s/ Zhang Ruiping

Pledgor: Cheng Rong (Signature)	/s/ Cheng Rong

Appendix 1:

List of Collateral

The collateral hereunder is as follows:

Name of Collateral	Title Certificate and No.	Domicile	Price on the Invoice of the Collateral	Appraised Value of the Collateral	Amount Pledged for Other Debt	Remarks
50% equity interest held by Cheng Rong in Shanghai Chenghuan Car Rental Co., Ltd.